Exhibit 99.1
N E W S R E L E A S E

Contact:	Investor Relations Inquiries
Edmund E. Kroll, Jr.
Senior Vice President, Finance & Investor Relations
(212) 759-0382

Media Inquiries
Marcela Manjarrez-Hawn
Senior Vice President and Chief Communications Officer
(314) 445-0790

FOR IMMEDIATE RELEASE

CENTENE CORPORATION REPORTS 2018 RESULTS AND INCREASES 2019 ANNUAL GUIDANCE
-- 2018 Full Year Diluted EPS of $4.52; Adjusted Diluted EPS of $7.08 --

ST. LOUIS, MISSOURI (February 5, 2019) -- Centene Corporation (NYSE: CNC) announced today its financial results for the fourth quarter and year ended December 31, 2018, reporting diluted earnings per share (EPS) of $1.15 and $4.52, respectively, and Adjusted Diluted EPS of $1.38 and $7.08, respectively.

In summary, the 2018 fourth quarter and full year results were as follows:

2018 Results
	Q4	Full Year
Total revenues (in millions)	$16,559	$60,116
Health benefits ratio	86.8%	85.9%
SG&A expense ratio	9.9%	10.7%
GAAP diluted EPS	$1.15	$4.52
Adjusted Diluted EPS (1)	$1.38	$7.08
Total cash flow (used in) provided by operations (in millions)	$(634)	$1,234

(1) A full reconciliation of Adjusted Diluted EPS is shown on page seven of this release.

On December 12, 2018, the Board of Directors declared a two-for-one split of Centene's common stock in the form of a 100% stock dividend to be distributed on February 6, 2019 to stockholders of record as of December 24, 2018. The impact of the stock split is not reflected in this press release, unless specifically noted.

Michael F. Neidorff, Centene's Chairman and Chief Executive Officer, stated, "We were pleased with the strong fourth quarter performance to finish another successful year. Our 2018 Adjusted Diluted EPS results were 40% higher than 2017. Looking ahead, the higher than expected membership growth in the Health Insurance Marketplace business, new contract wins and other strategic investments provide operating momentum heading into 2019."

Fourth Quarter and Full Year Highlights

•	December 31, 2018 managed care membership of 14.0 million, an increase of 1.8 million members, or 15%, over 2017.

•
Total revenues for the fourth quarter of 2018 of $16.6 billion, representing 29% growth compared to the fourth quarter of 2017, and $60.1 billion for the full year 2018, representing 24% growth year-over-year.

•	Health benefits ratio (HBR) of 86.8% for the fourth quarter of 2018, compared to 87.3% in the fourth quarter of 2017, and 85.9% for the full year 2018, compared to 87.3% for the full year 2017.

•
Selling, general and administrative (SG&A) expense ratio of 9.9% for the fourth quarter of 2018, compared to 10.9% for the fourth quarter of 2017. SG&A expense ratio of 10.7% for the full year 2018, compared to 9.7% for the full year 2017.

•
Adjusted SG&A expense ratio of 9.9% for the fourth quarter of 2018, compared to 10.5% for the fourth quarter of 2017. Adjusted SG&A expense ratio of 10.0% for the full year 2018, compared to 9.5% for the full year 2017.

•	Diluted EPS for the fourth quarter of 2018 of $1.15, compared to $1.30 for the fourth quarter of 2017. Diluted EPS for the full year 2018 of $4.52, compared to $4.69 for the full year 2017.

•
Adjusted Diluted EPS for the fourth quarter of 2018 of $1.38, compared to $0.97 for the fourth quarter of 2017. Adjusted Diluted EPS for the full year 2018 of $7.08, compared to $5.03 for the full year 2017.

•
Our business expansion costs for the full year 2018 were $0.38 per diluted share, which was $0.04 per diluted share above our previously communicated guidance range of $0.30 to $0.34 per diluted share. The additional costs incurred in the fourth quarter were for growth initiatives, including Health Insurance Marketplace open enrollment.

•
Operating cash flow of $(634) million and $1.2 billion for the fourth quarter and full year 2018, respectively, representing 1.4x net earnings for the full year 2018. As expected, the fourth quarter cash flow was negatively affected by the payment of the 2018 health insurer fee and the repayment of approximately $370 million of Medicaid expansion minimum medical loss ratio (MLR) rebate payments in California, which were previously accrued.

Other Events

•
In February 2019, our North Carolina joint venture, Carolina Complete Health, was awarded a contract for the Medicaid Managed Care program. Under the agreement, Carolina Complete Health will provide Medicaid managed care services in Regions 3 and 5. Pending regulatory approval, the new three-year contract is effective February 1, 2020.

•	In February 2019, Centurion began operating under a new contract to provide comprehensive healthcare services to detainees of the Metropolitan Detention Center located in Albuquerque, New Mexico.

•
In January 2019, Centurion was notified by Arizona’s Department of Corrections of the state’s intent to award a contract to provide comprehensive healthcare services to inmates housed in Arizona’s state prison system. The contract is expected to commence July 1, 2019, subject to customary contract negotiation.

•
In January 2019, we announced the appointment of Rev. Patrick Frawley to Senior Vice President, Social Responsibility and David Thomas to Regional Senior Vice President for the Company and President and CEO for Fidelis Care. Also, in December 2018, we announced the appointment of Matthew Snyder to Senior Vice President, Internal Audit, Compliance and Risk Management.

•
In January 2019, we expanded our offerings in the 2019 Health Insurance Marketplace. We entered North Carolina, Pennsylvania, South Carolina and Tennessee, and expanded our footprint in six existing markets: Florida, Georgia, Indiana, Kansas, Missouri and Texas.

•	In January 2019, our New Mexico subsidiary, Western Sky Community Care, began operating under a new statewide contract in New Mexico for the Centennial Care 2.0 Program.

•
In January 2019, our Pennsylvania subsidiary, Pennsylvania Health & Wellness, began serving enrollees in the Community HealthChoices program in the Southeast region as part of the statewide contract that is expected to be fully implemented by January 2020.

•	In January 2019, our Kansas subsidiary, Sunflower Health Plan, continued providing managed care services to KanCare beneficiaries statewide under a new contract.

•	In December 2018, our Spanish subsidiary, Primero Salud, acquired 89% of Torrejón Salud, a public-private partnership in the Community of Madrid.

•
In December 2018, our Mississippi subsidiary, Magnolia Health, completed the implementation of a transformative pharmacy benefit management model using RxAdvance's Collaborative PBM Cloud platform. Magnolia Health is the first of our health plans to implement this new model.

•
In December 2018, our Florida subsidiary, Sunshine Health, began providing physical and behavioral health care services through Florida's Statewide Medicaid Managed Care Program under its new five year contract which was implemented for all 11 regions by February 2019.

•	In December 2018, Centurion began operating under a new contract to provide comprehensive healthcare services to detainees of Volusia County detention facilities located near Daytona, Florida.

Accreditations & Awards

•
In January 2019, Centene was awarded the Centers for Medicare and Medicaid Services' 2019 Health Equity Award for its commitment to provide equal access to quality healthcare and services for people with disabilities.

•	In January 2019, FORTUNE magazine named Centene to its 2019 list of the world's most admired companies.

•	In January 2019, Centene was named to Bloomberg's 2019 Gender-Equality Index, which lists companies recognized as global leaders in advancing women in the workplace.

•	In December 2018, our Kansas Health Insurance Marketplace plan, Ambetter from Sunflower Health Plan, earned accreditation from NCQA.

Membership

The following table sets forth our membership by line of business:

	December 31
	2018	2017
Medicaid:
TANF, CHIP & Foster Care	7,356,200	5,807,300
ABD & LTSS	1,002,100	846,200
Behavioral Health	36,500	463,700
Total Medicaid	8,394,800	7,117,200
Commercial	1,978,000	1,558,300
Medicare (1)	416,900	333,700
Correctional	151,300	157,500
Total at-risk membership	10,941,000	9,166,700
TRICARE eligibles	2,858,900	2,824,100
Non-risk membership	219,700	216,300
Total	14,019,600	12,207,100

(1) Membership includes Medicare Advantage, Medicare Supplement, Special Needs Plans, and Medicare-Medicaid Plans (MMP).

The following table sets forth additional membership statistics, which are included in the membership information above:

	December 31
	2018	2017
Dual-eligible (2)	598,200	474,500
Health Insurance Marketplace	1,459,100	959,600
Medicaid Expansion	1,262,100	1,091,500

(2) Membership includes dual-eligible ABD & LTSS and dual-eligible Medicare membership in the table above.

Revenues

The following table sets forth supplemental revenue information for the three and twelve months ended December 31, ($ in millions):

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2018	2017	% Change 2017-2018	2018	2017	% Change 2017-2018
Medicaid	$11,394	$8,922	28%	$39,427	$33,048	19%
Commercial	3,060	2,082	47%	12,391	8,207	51%
Medicare (1)	1,365	1,073	27%	5,093	4,477	14%
Other	740	729	2%	3,205	2,650	21%
Total Revenues	$16,559	$12,806	29%	$60,116	$48,382	24%

(1) Medicare includes Medicare Advantage, Medicare Supplement, Special Needs Plans, and MMP.

Statement of Operations: Three Months Ended December 31, 2018

•
For the fourth quarter of 2018, total revenues increased 29% to $16.6 billion from $12.8 billion in the comparable period in 2017. The increase over the prior year was due to the acquisition of Fidelis Care, growth in the Health Insurance Marketplace business, expansions and new programs in many of our states, and the reinstatement of the health insurer fee in 2018. These increases were partially offset by a reduction in pass through payments from the State of California and the impact of the removal of the in-home support services (IHSS) program from California's Medicaid contract in January 2018.

•
HBR of 86.8% for the fourth quarter of 2018 represents a decrease from 87.3% in the comparable period in 2017. The year-over-year decrease was primarily a result of membership growth in the Health Insurance Marketplace business and the reinstatement of the health insurer fee in 2018. These decreases were partially offset by the acquisition of Fidelis Care, which operates at a higher HBR.

•
HBR increased sequentially from 86.3% in the third quarter of 2018. The increase was primarily the impact of the IHSS program reconciliation in the third quarter of 2018, which represents 100 basis points of the increase, partially offset by improved Medicaid performance over the third quarter of 2018.

•
The SG&A expense ratio was 9.9% for the fourth quarter of 2018, compared to 10.9% in the fourth quarter of 2017. The year-over-year decrease was primarily due to decreased acquisition related expenses and the $40 million contribution to our charitable foundation in the fourth quarter of 2017. The Adjusted SG&A expense ratio was 9.9% for the fourth quarter of 2018, compared to 10.5% in the fourth quarter of 2017. The SG&A and Adjusted SG&A expense ratios both decreased due to the acquisition of Fidelis Care, which operates at a lower SG&A expense ratio. These decreases in both ratios were partially offset by growth in the Health Insurance Marketplace business, which operates at a higher SG&A expense ratio, and the impact of the removal of the IHSS program from California's Medicaid contract.

•
The effective tax rate was 32.5% for the fourth quarter of 2018. The tax rate benefited from deductions related to the vesting of employee stock awards during the fourth quarter of 2018, and was consistent with our expectations.

Statement of Operations: Year Ended December 31, 2018

•
For the full year 2018, total revenues increased 24% to $60.1 billion from $48.4 billion in the comparable period of 2017. The increase over prior year was primarily due to the acquisition of Fidelis Care, growth in the Health Insurance Marketplace business, expansions and new programs in many of our states, and the reinstatement of the health insurer fee in 2018. This was partially offset by lower revenues as a result of the removal of the IHSS program from California's Medicaid contract in January 2018.

•
HBR of 85.9% for the full year 2018 represents a decrease from 87.3% in the comparable period in 2017. The HBR decrease compared to last year was driven by membership growth in the Health Insurance Marketplace business, the reinstatement of the health insurer fee in 2018, and the recognition of the previously mentioned IHSS program reconciliation. This was partially offset by the acquisition of Fidelis Care, which operates at a higher HBR.

•
The SG&A expense ratio was 10.7% for the full year 2018, compared to 9.7% for the full year 2017. The year-over-year increase was primarily due to increased acquisition related expenses. The Adjusted SG&A expense ratio was 10.0% for the full year 2018, compared to 9.5% for the full year 2017. The SG&A and Adjusted SG&A expense ratios both increased due to growth in the Health Insurance Marketplace business and the impact of the removal of the IHSS program from California's Medicaid contract in January 2018. These increases in both ratios were partially offset by the acquisition of Fidelis Care.

•	For the full year 2018, the effective tax rate was 34.6%, consistent with our previous guidance.

Balance Sheet

At December 31, 2018, the Company had cash, investments and restricted deposits of $13.5 billion, including $478 million held by unregulated entities. Medical claims liabilities totaled $6.8 billion, representing 48 days in claims payable. Total debt was $6.7 billion, which includes $284 million of borrowings on our $1.5 billion revolving credit facility at quarter-end. The debt to capitalization ratio was 37.4% at December 31, 2018, excluding $120 million of non-recourse debt.

A reconciliation of the Company's change in days in claims payable from the immediately preceding quarter-end is presented below:

Days in claims payable, September 30, 2018	51
Impact of the Fidelis Care integration	(2)
Timing of claims payments	(1)
Days in claims payable, December 31, 2018	48

Outlook

The Company's annual guidance for 2019 on a split-adjusted basis is as follows:

	Full Year 2019
	Low	High
Total revenues (in billions)	$70.3	$71.1
GAAP diluted EPS	$3.65	$3.83
Adjusted Diluted EPS (1)	$4.11	$4.31
HBR	86.5%	87.0%
SG&A expense ratio	9.3%	9.8%
Adjusted SG&A expense ratio (2)	9.3%	9.8%
Effective tax rate	25.0%	27.0%
Diluted shares outstanding (in millions)	421.5	422.5

(1)	Adjusted Diluted EPS excludes amortization of acquired intangible assets of $0.45 to $0.46 per diluted share and acquisition related expenses of $0.01 to $0.02 per diluted share.

(2)	Adjusted SG&A expense ratio excludes acquisition related expenses of $6 million to $12 million.

Conference Call

As previously announced, the Company will host a conference call Tuesday, February 5, 2019, at approximately 8:30 AM (Eastern Time) to review the financial results for the fourth quarter and year ended December 31, 2018. Michael Neidorff and Jeffrey Schwaneke will host the conference call.

Investors and other interested parties are invited to listen to the conference call by dialing 1-877-883-0383 in the U.S. and Canada; +1-412-902-6506 from abroad, including the following Elite Entry Number: 0086527 to expedite caller registration; or via a live, audio webcast on the Company's website at www.centene.com, under the Investors section.

A webcast replay will be available for on-demand listening shortly after the completion of the call for the next twelve months or until 11:59 PM (Eastern Time) on Tuesday, February 4, 2020, at the aforementioned URL. In addition, a digital audio playback will be available until 9:00 AM (Eastern Time) on Tuesday, February 12, 2019, by dialing 1-877-344-7529 in the U.S. and Canada, or +1-412-317-0088 from abroad, and entering access code 10127647.

Non-GAAP Financial Presentation

The Company is providing certain non-GAAP financial measures in this release as the Company believes that these figures are helpful in allowing investors to more accurately assess the ongoing nature of the Company's operations and measure the Company's performance more consistently across periods. The Company uses the presented non-GAAP financial measures internally to allow management to focus on period-to-period changes in the Company's core business operations. Therefore, the Company believes that this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Specifically, the Company believes the presentation of non-GAAP financial information that excludes amortization of acquired intangible assets, acquisition related expenses, as well as other items, allows investors to develop a more meaningful understanding of the Company's performance over time. The tables below provide reconciliations of non-GAAP items ($ in millions, except per share data):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
GAAP net earnings attributable to Centene	$241	$230	$900	$828
Amortization of acquired intangible assets	62	39	211	156
Acquisition related expenses	2	7	425	20
Other adjustments (1)	—	(63)	30	(7)
Income tax effects of adjustments (2)	(15)	(40)	(155)	(108)
Adjusted net earnings	$290	$173	$1,411	$889

(1)	Other adjustments include the following items:

•	2018 - the impact of retroactive changes to the California minimum MLR of $30 million for the year ended December 31, 2018; and

•
2017 - (a) the Penn Treaty assessment expense of $56 million for the year ended December 31, 2017; (b) the cost sharing reduction (CSR) expense of $22 million for the fourth quarter and year ended December 31, 2017; (c) the charitable contribution of $40 million for the fourth quarter and year ended December 31, 2017; and (d) the benefit of $125 million as a result of income tax reform for the fourth quarter and year ended December 31, 2017.

(2)	The income tax effects of adjustments are based on the effective income tax rates applicable to adjusted (non-GAAP) results.

	Three Months Ended December 31,		Twelve Months Ended December 31,		Annual Guidance December 31, 2019
	2018	2017	2018	2017	Pre-Split	Split-Adjusted (4)
GAAP diluted EPS attributable to Centene	$1.15	$1.30	$4.52	$4.69	$7.30 - $7.66	$3.65 - $3.83
Amortization of acquired intangible assets (1)	0.23	0.14	0.82	0.56	$0.90 - $0.92	$0.45 - $0.46
Acquisition related expenses (2)	—	0.02	1.62	0.07	$0.02 - $0.04	$0.01 - $0.02
Other adjustments (3)	—	(0.49)	0.12	(0.29)	—	—
Adjusted Diluted EPS	$1.38	$0.97	$7.08	$5.03	$8.22 - $8.62	$4.11 - $4.31

(1)
The amortization of acquired intangible assets per diluted share presented above is net of an income tax benefit of $0.06 and $0.08 for the three months ended December 31, 2018 and 2017, respectively, and $0.24 and $0.32 for the year ended December 31, 2018 and 2017, respectively; and an estimated $0.28 pre-split and $0.14 split-adjusted for the year ended December 31, 2019.

(2)
The acquisition related expenses per diluted share presented above are net of an income tax benefit of $0.01 and $0.02 for the three months ended December 31, 2018 and 2017, respectively, and $0.51 and $0.04 for the year ended December 31, 2018 and 2017, respectively; and an estimated $0.01 pre-split and $0.00 to $0.01 split-adjusted for the year ended December 31, 2019.

(3)	Other adjustments include the following items:

•	2018 - the impact of retroactive changes to the California minimum MLR of $0.12 per diluted share, net of an income tax benefit of $0.03 for the year ended December 31, 2018; and

•
2017 - (a) the Penn Treaty assessment expense of $0.20 per diluted share, net of an income tax benefit of $0.12 for the year ended December 31, 2017; (b) cost sharing reductions expense of $0.08 per diluted share, net of an income tax benefit of $0.04 for the fourth quarter and year ended December 31, 2017; (c) charitable contribution expense of $0.14 per diluted share, net of an income tax benefit of $0.09 for the fourth quarter and year ended December 31, 2017; and (d) the income tax reform benefit of $0.71 per diluted share for the fourth quarter and year ended December 31, 2017.

(4)	Gives effect to the proposed two-for-one stock split.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
GAAP SG&A expenses	$1,556	$1,260	$6,043	$4,446
Acquisition related expenses	—	7	421	20
Penn Treaty assessment expense	—	—	—	56
Charitable contribution	—	40	—	40
Adjusted SG&A expenses	$1,556	$1,213	$5,622	$4,330

About Centene Corporation

Centene Corporation, a Fortune 100 company, is a diversified, multi-national healthcare enterprise that provides a portfolio of services to government sponsored and commercial healthcare programs, focusing on under-insured and uninsured individuals. Many receive benefits provided under Medicaid, including the State Children’s Health Insurance Program (CHIP), as well as Aged, Blind or Disabled (ABD), Foster Care and Long-Term Services and Supports (LTSS), in addition to other state-sponsored programs, Medicare (including the Medicare prescription drug benefit commonly known as “Part D”), dual eligible programs and programs with the U.S. Department of Defense. Centene also provides healthcare services to groups and individuals delivered through commercial health plans. Centene operates local health plans and offers a range of health insurance solutions. It also contracts with other healthcare and commercial organizations to provide specialty services including behavioral health management, care management software, correctional healthcare services, dental benefits management, commercial programs, home-based primary care services, life and health management, vision benefits management, pharmacy benefits management, specialty pharmacy and telehealth services.

Centene uses its investor relations website to publish important information about the Company, including information that may be deemed material to investors. Financial and other information about Centene is routinely posted and is accessible on Centene’s investor relations website, http://www.centene.com/investors.

Forward-Looking Statements

All statements, other than statements of current or historical fact, contained in this press release are forward-looking statements. Without limiting the foregoing, forward-looking statements often use words such as “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “seek,” “target,” “goal,” “may,” “will,” “would,” “could,” “should,” “can,” “continue” and other similar words or expressions (and the negative thereof). Centene (the Company, our, or we) intends such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of complying with these safe-harbor provisions. In particular, these statements include, without limitation, statements about our future operating or financial performance, market opportunity, growth strategy, competition, expected activities in completed and future acquisitions, including statements about the impact of our recent acquisition (Fidelis Care Acquisition) of substantially all the assets of New York State Catholic Health Plan, Inc., d/b/a Fidelis Care New York (Fidelis Care). These forward-looking statements reflect our current views with respect to future events and are based on numerous assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, business strategies, operating environments, future developments and other factors we believe appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties and are subject to change because they relate to events and depend on circumstances that will occur in the future, including economic, regulatory, competitive and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions. All forward-looking statements included in this press release are based on information available to us on the date hereof. Except as may be otherwise required by law, we undertake no obligation to update or revise the forward-looking statements included in this press release, whether as a result of new information, future events or otherwise, after the date hereof. You should not place undue reliance on any forward-looking statements, as actual results may differ materially from projections, estimates, or other forward-looking statements due to a variety of important factors, variables and events including but not limited to: our ability to accurately predict and effectively manage health benefits and other operating expenses and reserves; competition; membership and revenue declines or unexpected trends; changes in healthcare practices, new technologies, and advances in medicine; increased healthcare costs; changes in economic, political or market conditions; changes in federal or state laws or regulations, including changes with respect to income tax reform or government healthcare programs as well as changes with respect to the Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act , collectively referred to as the Affordable Care Act (ACA) and any regulations enacted thereunder that may result from changing political conditions or judicial actions, including the ultimate outcome of the District Court decision in “Texas v. United States of America” regarding the constitutionality of the ACA; rate cuts or other payment reductions or delays by governmental payors and other risks and uncertainties affecting our government businesses; our ability to adequately price products on federally facilitated and state-based Health Insurance Marketplaces; tax matters; disasters or major epidemics; the outcome of legal and regulatory proceedings; changes in expected contract start dates; provider, state, federal and other contract changes and timing of regulatory approval of contracts; the expiration, suspension, or termination of our contracts with federal or state governments (including but not limited to Medicaid, Medicare, TRICARE or other customers); the difficulty of predicting the timing or outcome of pending or future litigation or government investigations; challenges to our contract awards; cyber-attacks or other privacy or data security incidents; the possibility that the expected synergies and value creation from acquired businesses, including, without limitation, the Fidelis Care Acquisition, will not be realized, or will not be realized within the expected time period; the exertion of management’s time and our resources, and other expenses incurred and business changes required in connection with complying with the undertakings in connection with any regulatory, governmental or third party consents or approvals for acquisitions, including the Fidelis Care Acquisition; disruption caused by significant completed and pending acquisitions, including, among others, the Fidelis Care Acquisition, making it more difficult to maintain business and operational relationships; the risk that unexpected costs will be incurred in connection with the completion and/or integration of acquisition transactions, including, among others, the Fidelis Care Acquisition; changes in expected closing dates, estimated purchase price and accretion for acquisitions; the risk that acquired businesses, including Fidelis Care, will not be integrated successfully; the risk that, following the Fidelis Care Acquisition, we may not be able to effectively manage our expanded operations; restrictions and limitations in connection with our indebtedness; our ability to maintain the Centers for Medicare and Medicaid Services (CMS) Star ratings and maintain or achieve improvement in other quality scores in each case that can impact revenue and future growth; availability of debt and equity financing, on terms that are favorable to us; inflation; foreign currency fluctuations; and risks and uncertainties discussed in the reports that Centene has filed with the Securities and Exchange Commission. This list of important factors is not intended to be exhaustive. We discuss certain of these matters more fully, as well as certain other factors that may affect our business operations, financial condition and results of operations, in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Due to these important factors and risks, we cannot give assurances with respect to our future performance, including without limitation our ability to maintain adequate premium levels or our ability to control our future medical and selling, general and administrative costs.

[Tables Follow]

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except shares in thousands and per share data in dollars)

	December 31, 2018	December 31, 2017
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,342	$4,072
Premium and trade receivables	5,150	3,413
Short-term investments	722	531
Other current assets	784	687
Total current assets	11,998	8,703
Long-term investments	6,861	5,312
Restricted deposits	555	135
Property, software and equipment, net	1,706	1,104
Goodwill	7,015	4,749
Intangible assets, net	2,239	1,398
Other long-term assets	527	454
Total assets	$30,901	$21,855
LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims liability	$6,831	$4,286
Accounts payable and accrued expenses	4,051	4,165
Return of premium payable	666	549
Unearned revenue	385	328
Current portion of long-term debt	38	4
Total current liabilities	11,971	9,332
Long-term debt	6,648	4,695
Other long-term liabilities	1,259	952
Total liabilities	19,878	14,979
Commitments and contingencies
Redeemable noncontrolling interests	10	12
Stockholders’ equity:
Preferred stock, $.001 par value; authorized 10,000 shares; no shares issued or outstanding at December 31, 2018 and December 31, 2017	—	—
Common stock, $.001 par value; authorized 400,000 shares; 208,848 issued and 206,239 outstanding at December 31, 2018, and 180,379 issued and 173,437 outstanding at December 31, 2017	—	—
Additional paid-in capital	7,449	4,349
Accumulated other comprehensive loss	(56)	(3)
Retained earnings	3,663	2,748
Treasury stock, at cost (2,608 and 6,942 shares, respectively)	(139)	(244)
Total Centene stockholders’ equity	10,917	6,850
Noncontrolling interest	96	14
Total stockholders’ equity	11,013	6,864
Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$30,901	$21,855

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except shares in thousands and per share data in dollars)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Revenues:
Premium	$14,990	$10,960	$53,629	$43,353
Service	659	633	2,806	2,267
Premium and service revenues	15,649	11,593	56,435	45,620
Premium tax and health insurer fee	910	1,213	3,681	2,762
Total revenues	16,559	12,806	60,116	48,382
Expenses:
Medical costs	13,012	9,573	46,057	37,851
Cost of services	563	513	2,386	1,847
Selling, general and administrative expenses	1,556	1,260	6,043	4,446
Amortization of acquired intangible assets	62	39	211	156
Premium tax expense	801	1,240	3,252	2,883
Health insurer fee expense	177	—	709	—
Total operating expenses	16,171	12,625	58,658	47,183
Earnings from operations	388	181	1,458	1,199
Other income (expense):
Investment and other income	67	53	253	190
Interest expense	(98)	(66)	(343)	(255)
Earnings from operations, before income tax expense	357	168	1,368	1,134
Income tax expense	116	(55)	474	326
Net earnings	241	223	894	808
Loss attributable to noncontrolling interests	—	7	6	20
Net earnings attributable to Centene Corporation	$241	$230	$900	$828

Net earnings per common share attributable to Centene Corporation:
Basic earnings per common share	$1.17	$1.33	$4.61	$4.80
Diluted earnings per common share	$1.15	$1.30	$4.52	$4.69

Weighted average number of common shares outstanding:
Basic	205,534	172,763	195,124	172,427
Diluted	210,123	177,284	199,253	176,702

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Year Ended December 31,
	2018	2017
Cash flows from operating activities:
Net earnings	$894	$808
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	495	361
Stock compensation expense	145	135
Deferred income taxes	(129)	(108)
Changes in assets and liabilities
Premium and trade receivables	(1,173)	(50)
Other assets	(38)	(146)
Medical claims liabilities	1,325	359
Unearned revenue	(52)	19
Accounts payable and accrued expenses	(533)	53
Other long-term liabilities	258	68
Other operating activities, net	42	(10)
Net cash provided by operating activities	1,234	1,489
Cash flows from investing activities:
Capital expenditures	(675)	(422)
Purchases of investments	(3,846)	(2,656)
Sales and maturities of investments	1,991	1,862
Investments in acquisitions, net of cash acquired	(2,055)	(50)
Other investing activities, net	—	12
Net cash used in investing activities	(4,585)	(1,254)
Cash flows from financing activities:
Proceeds from the issuance of common stock	2,779	—
Proceeds from borrowings	6,077	1,400
Payment of long-term debt	(4,083)	(1,353)
Common stock repurchases	(71)	(65)
Purchase of noncontrolling interest	(74)	(66)
Debt issuance costs	(25)	(3)
Other financing activities, net	9	5
Net cash provided by (used in) financing activities	4,612	(82)
Net increase in cash, cash equivalents and restricted cash	1,261	153
Cash, cash equivalents, and restricted cash and cash equivalents, beginning of period	4,089	3,936
Cash, cash equivalents, and restricted cash and cash equivalents, end of period	$5,350	$4,089
Supplemental disclosures of cash flow information:
Interest paid	$323	$237
Income taxes paid	$448	$496
Equity issued in connection with acquisitions	$507	$—

CENTENE CORPORATION
SUPPLEMENTAL FINANCIAL DATA

	Q4	Q3	Q2	Q1	Q4
	2018	2018	2018	2018	2017
MANAGED CARE MEMBERSHIP BY LINE OF BUSINESS
Medicaid:
TANF, CHIP & Foster Care	7,356,200	7,260,500	5,852,000	5,776,600	5,807,300
ABD & LTSS	1,002,100	964,200	874,200	866,000	846,200
Behavioral Health	36,500	455,900	454,600	454,500	463,700
Total Medicaid	8,394,800	8,680,600	7,180,800	7,097,100	7,117,200
Commercial	1,978,000	2,062,500	2,051,700	2,161,200	1,558,300
Medicare (1)	416,900	417,400	343,800	343,400	333,700
Correctional	151,300	150,900	157,900	157,300	157,500
Total at-risk membership	10,941,000	11,311,400	9,734,200	9,759,000	9,166,700
TRICARE eligibles	2,858,900	2,858,900	2,851,500	2,851,500	2,824,100
Non-risk membership	219,700	219,000	218,100	218,900	216,300
Total	14,019,600	14,389,300	12,803,800	12,829,400	12,207,100

(1) Membership includes Medicare Advantage, Medicare Supplement, Special Needs Plans, and MMP.

NUMBER OF EMPLOYEES	47,300	45,400	41,200	34,800	33,700

DAYS IN CLAIMS PAYABLE (2)	48	51	44	43	41
(2) Days in claims payable is a calculation of medical claims liabilities at the end of the period divided by average claims expense per calendar day for such period.

CASH, INVESTMENTS AND RESTRICTED DEPOSITS (in millions)
Regulated	$13,002	$13,782	$11,455	$11,398	$9,740
Unregulated	478	481	3,543	452	310
Total	$13,480	$14,263	$14,998	$11,850	$10,050

DEBT TO CAPITALIZATION	37.8%	37.3%	37.0%	40.6%	40.6%
DEBT TO CAPITALIZATION EXCLUDING NON-RECOURSE DEBT (3)	37.4%	36.9%	36.7%	40.3%	40.3%
(3) The non-recourse debt represents the Company's mortgage note payable ($57 million at December 31, 2018) and construction loan payable ($63 million at December 31, 2018).
Debt to capitalization is calculated as follows: total debt divided by (total debt + total equity).

OPERATING RATIOS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
HBR	86.8%	87.3%	85.9%	87.3%
SG&A expense ratio	9.9%	10.9%	10.7%	9.7%
Adjusted SG&A expense ratio	9.9%	10.5%	10.0%	9.5%

MEDICAL CLAIMS LIABILITY

The changes in medical claims liability are summarized as follows (in millions):

Balance, December 31, 2017	$4,286
Less: reinsurance recoverable	18
Balance, December 31, 2017, net	4,268
Acquisitions	1,204
Less: acquired reinsurance recoverable	8
Incurred related to:
Current period	46,484
Prior period	(427)
Total incurred	46,057
Paid related to:
Current period	41,161
Prior period	3,556
Total paid	44,717
Balance, December 31, 2018, net	6,804
Plus: reinsurance recoverable	27
Balance, December 31, 2018	$6,831

Centene's claims reserving process utilizes a consistent actuarial methodology to estimate Centene's ultimate liability. Any reduction in the “Incurred related to: Prior period” amount may be offset as Centene actuarially determines “Incurred related to: Current period.” As such, only in the absence of a consistent reserving methodology would favorable development of prior period claims liability estimates reduce medical costs. Centene believes it has consistently applied its claims reserving methodology. Additionally, approximately $25 million was recorded as a decrease to premium revenues resulting from development within “Incurred related to: Prior period” due to minimum HBR and other return of premium programs.

The amount of the “Incurred related to: Prior period” above represents favorable development and includes the effects of reserving under moderately adverse conditions, new markets where we use a conservative approach in setting reserves during the initial periods of operations, receipts from other third party payors related to coordination of benefits and lower medical utilization and cost trends for dates of service December 31, 2017, and prior.